                                            [HOUSEHOLD INTERNATIONAL, INC. LOGO]

September 26, 1997


Household International, Inc.
2700 Sanders Road                                               EXHIBITS 5
Prospect Heights, Illinois  60070                                       AND 23.1

RE:  HFC Bank plc Profit Sharing Scheme Registration Statement on Form S-8

Ladies and Gentlemen:

As Vice President-Corporate Law and Assistant Secretary of Household International, Inc. (the "Company"), I am generally familiar with the proceedings in connection with the Company's Registration Statement on Form S-8 in which shares of the Company's Common Stock ($1.00 par value per share) offered pursuant to the HFC Bank plc Profit Sharing Scheme are being registered under the Securities Act of 1933, as amended (the "Act"). In accordance with the foregoing, I have examined such corporate records, certificates, public documents and other documents, and have reviewed such questions of law, as considered necessary or appropriate for the purpose of this opinion.

Upon the basis of such examination, it is my opinion that:

1. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

2. The shares of Common Stock have been duly authorized by the Company, and when (i) the registration statement on Form S-8 by the Company with respect to the shares of Common Stock (the "Registration Statement") shall have been filed with the Securities and Exchange Commission under the Act and (ii) shares of the Company's Common Stock are distributed pursuant to the Plan, such shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving said consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


John W. Blenke
JWB:kr